Exhibit 10.1

SETTLEMENT AGREEMENT

This Settlement Agreement (the "Agreement") dated January 19, 2016, but effective December 31, 2015 (the "Effective Date") is by and among Tucker Family Investments, LLLP, a Colorado limited liability limited partnership ("Tucker"); DNR Oil & Gas, Inc., a Colorado corporation ("DNR"); Tindall Operating Company, a Colorado corporation ("Tindall"), and Tucker Energy, LLC, a Colorado limited liability company ("Energy") whose collective address is 12741 East Caley Court, Unit 142, Englewood, Colorado 80111, and Arête Industries, Inc., 7260 Osceola Street, Westminster, Colorado 80030, (the "Company"). Energy and DNR may be referred to collectively as "Sellers." Sellers, the Company, Tindall, and Tucker may be referred to individually as a "Party" or collectively as the "Parties."

RECITALS

A.            The Parties entered into an Amended and Restated Purchase and Sale Agreement on July 29, 2011 (but effective April 1, 2011), as further amended on August 12, 2011 and September 16, 2011 (the "Purchase and Sale Agreement").

B.            The Company completed the oil and gas property purchase under the Purchase and Sale Agreement on September 30, 2011.

C.            The Parties have discussed Exhibit C (attached hereto as Exhibit I) to the Purchase and Sale Agreement, and there is uncertainty whether payments are due by the Company under said Exhibit C.

D.            The Parties have discussed Exhibit C-2 (attached hereto as Exhibit II) to the Purchase and Sale Agreement and its adverse effect on the perception of the Company by investors and others in the investment community.

E.            The Company has issued an unsecured Promissory Note dated January 1, 2014 (attached hereto as Exhibit III) in the principal amount of $792,151.00 to DNR that has accrued interest thereon of $20,078 through the Effective Date.

F.            In exchange for a combination of issuance by the Company of its 7% Series A2 Convertible Preferred Stock and payment by the Company of $303,329 in cash as set forth below, the Parties desire to (i) terminate Exhibits C and C-2 to the Purchase and Sale Agreement for all purposes; (ii) extinguish all liabilities of the Company under Exhibit C including an alleged amount of $250,000; and (iii) have the above Promissory Note and accrued interest thereon paid in full.

G.            The Parties further desire to release each other against any and all claims which have been raised or could have been raised among them as set forth below.

H.            The Parties recognize that Charles Davis is both a principal in DNR and a shareholder, officer and director of the Company.

I.            To accomplish the foregoing, the Parties wish to enter into this Agreement.

AGREEMENT

In consideration of the mutual promises contained herein, $10.00 paid by the Company to each of the Sellers, Tucker and Tindall and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.            Extinguishment of Exhibits C and C-2.  Exhibits C and C-2 to the Purchase and Sale Agreement are hereby extinguished, terminated and voided in their entirety and shall be of no further force or effect (including any amounts owed thereunder such as the alleged amount of $250,000 under Exhibit C) in exchange for 25 fully paid nonassessable restricted shares of 7% Series A2 Convertible Preferred Stock of the Company, said stock to be issued in such amounts as directed by the Sellers and pursuant to the Company's Confidential Offering Memorandum dated December 11, 2015, and supplemented on January 8, 2016 (the "Memorandum"). The purchaser of said stock hereunder delivers to the Company herewith a fully executed subscription agreement in accordance with the Memorandum.

2.            Payment of Promissory Note. Upon presentation of that certain Promissory Note dated January 1, 2014, attached hereto as Exhibit A, in the principal amount of $793,151 by DNR to the Company, marked "Paid in Full", the Company shall simultaneously issue 65 fully paid, nonassessable restricted shares of its 7% Series A2 Convertible Preferred Stock, and it shall pay to DNR the sum of $303,229. DNR shall deliver a subscription agreement pursuant to the Memorandum at said time, as well.

3.            Release by Sellers, Tindall and Tucker.  Sellers, Tucker, and Tindall release any and all past, present or future claims, demands, obligations, actions, cause of action, rights, damages, costs, loss of time, loss of service, lost profits, attorneys' fees, costs of litigation, and expenses and compensation of any nature whatsoever, including, without limitation, any and all known or unknown claims for lost profits or other business injury, which have been raised or could have been raised against the Company by Sellers, Tindall, and Tucker through the date hereof, except DNR does not release claims arising under nonpayment of the $303,229 amount or nonissuance of stock in Paragraph 2 hereof.

4.            The Company's Release of Sellers, Tindall and Tucker.  The Company releases Sellers, Tindall, and Tucker against any and all past, present or future claims, demands, obligations, actions, causes of action, rights, damages, costs, loss of time, loss of service, lost profits, attorneys' fees, costs of litigation, and expenses and compensation of any nature whatsoever, including, without limitation, any and all known or unknown claims for lost profits or other business  injury, which have been raised or could have been raised against the Sellers, Tindall and Tucker through the date of this Agreement, except for claims against DNR arising out of non-delivery of the Promissory Note as set forth in Paragraph 2 hereof.

5.            Expenses.  All fees, costs and expenses incurred by the Company or Sellers in negotiating this Agreement shall be paid by the Party incurring the same.

6.            Notices.  All notices and communications required or permitted under this Agreement shall be sent in writing to each of the Sellers and to the Company and addressed as set forth below. Any communication or delivery hereunder shall be deemed to have been made and the receiving Party charged with notice when received whether by (i) telecopy or facsimile transmission, (ii) mail or (iii) overnight courier. All notices shall be addressed as follows:

To Sellers, Tindall and Tucker:

Tucker and Energy
R. Lee Tucker, Limited Partner
Tucker Family Investments, LLLP
12741 E. Caley, Unit 142
Englewood, CO 80111
Attn: R. Lee Tucker
Fax: 303-850-0175

DNR Oil & Gas Inc.
12741 E. Caley, Unit 142
Englewood, CO 80111
Attn: Charles B. Davis, President
Fax: 303-825-2968

Tindall Operating Company
12741 E. Caley, Unit 142
Englewood, CO 80111
Attn: R. Lee Tucker, President
Fax: 303-850-0175

To Company:

Arête Industries, Inc.
7260 Osceola Street
Westminster, CO 80030
Attn.: Nicholas L. Scheidt
Fax: 303-429-9664

Any Party may, by written notice so delivered to the other Parties, change the address or individual to which delivery shall thereafter be made under this subsection.

7.            Amendments. This Agreement may not be amended nor any rights hereunder waived except by an instrument in writing signed by the Party to be charged with such amendment or waiver and delivered by such Party to the Party claiming the benefit of such amendment.

8.            Counterparts / Signatures.  The Parties may execute this Agreement in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same instrument. The Parties agree that facsimile and electronic signatures are binding.

9.            Governing Law.  This Agreement shall be construed in accordance with, and governed by, the laws of the State of Colorado.

10.         Entire Agreement.  This Agreement, the Promissory Note attached hereto as Exhibit A and the Purchase and Sale Agreement constitute the entire understanding among the Parties, their respective members, affiliates, shareholders, officers, directors and employees with respect to the subject matter hereof, superseding all written or oral negotiations and discussions, and prior agreements and understandings relating to such subject matter. Each Exhibit attached to this Agreement is incorporated into this Agreement. Each signatory hereto represents that he is duly authorized to execute this Agreement by the entity under which is name appears.
11.         Binding Effect.  This Agreement shall be binding upon, and shall inure to the benefit of, the Parties hereto, and their respective successors and assigns.

12.         No Third-Party Beneficiaries.  This Agreement is intended to benefit only the Parties hereto and their respective permitted successors and assigns. There are no third party beneficiaries to this Agreement.

The parties have executed this Agreement as of January 19, 2016, effective as of the Effective Time.

TUCKER FAMILY INVESTMENTS, LLLP

By:  /s/ R. Lee Tucker

Name:   R. Lee Tucker
Title:  Limited Partner

TINDALL OPERATING COMPANY

By:  /s/ R. Lee Tucker
Name:  R. Lee Tucker
Title:  President

SELLERS:

TUCKER ENERGY, LLC

By:   /s/ R. Lee Tucker
Name:  R. Lee Tucker
Title:  Limited Partner

DNR OIL & GAS, INC.

By:   /s/ Charles B. Davis
Name:  Charles B. Davis
Title:  President

THE COMPANY:

ARÊTE INDUSTRIES, INC.

By:   /s/ Nicholas L. Scheidt
Name:  Nicholas L. Scheidt
Title:  Chief Executive Officer

EXHIBIT I
EXHIBIT C TO THE PURCHASE AND SALE AGREEMENT
OIL PRlCE INCREASE

1. Upon the 61st continuous day of Nymex oil prices over $90.00/bbl Arete will owe DNR/Tucker or its assigns $250,000 (Two hundred fifty thousand dollars) payable on the same date one year from the 6lst day.

2. Upon the 61st continuous day of Nymex oil prices over $100.00/bbl Arete will owe DNR/Tucker or its assigns $500,000 (Five hundred thousand dollars) payable on the same date one year from the 61st day. Any amounts previously paid by Arete to DNR/Tucker for increased prices will reduce the amount due from this paragraph.

3. Upon the 61st continuous day of Nymex oil prices over $110.00/bbl Arete will owe DNR/Tucker or its assigns $1,000,000 (One Million dollars) payable on the same date one year from the 6lst day. Any amounts previously paid by Arete to DNR/Tucker for increased prices will reduce the amount due from this paragraph.

4. Upon the 61st continuous day of Nymex oil prices over $125.00/bbl Arete will owe DNR/Tucker or its assigns $1,500,000 (One Million Five hundred thousand dollars) payable on the same date one year from the 6lst day. Any amounts previously paid by Arete to DNR/Tucker for increased prices will reduce the amount due from this paragraph.

5. Upon the 61st continuous day of Nymex oil prices over $150.00/bbl Arete will owe DNR/Tucker or its assigns, $3,500,000 (Three Million five hundred thousand dollars) payable on the same date one year from the 6J st day. Any amounts previously paid by Arete to DNR/Tucker for increased prices will reduce the amount due from this paragraph.

NATURAL GAS PRICE INCREASE

1.      Upon the 61st continuous day of Nymex natural gas prices over $5.00/mmbtu, Arete will owe DNR/Tucker or its assigns $50,000 (Fifty thousand dollars) payable on the same date one year from the 61st day.

2.        Upon the 61st continuous day of Nymex natural gas prices over $6.00/mmbtu, Arete will owe DNR/Tucker or its assigns $100,000 (Two hundred thousand dollars) payable on the same date one year from the 61st day. Any amounts previously paid by Arete to DNR/Tucker for increased prices will reduce the amount due from this paragraph.

3.        Upon the 61st continuous day of Nymex natural gas prices over $7.50/mmbtu, Arete will owe DNR/Tucker or its assigns $250,000 (Two hundred fifty thousand dollars) payable on the same date one year from the 6lst day. Any amounts previously paid by Arete to DNR/Tucker for increased prices will reduce the amount due from this paragraph.

4. Upon the 61st continuous day of Nymex natural gas prices over $10.00/mmbtu, Arete will owe DNR/Tucker or its assigns $500,000 (Five hundred thousand dollars) payable on the same date one year from the 6lst day. Any amounts previously paid by Arete to DNR/Tucker for increased prices will reduce the amount due from this paragraph.

5.        Upon the 61st continuous day of Nymex natural gas prices over $12.00/mmbtu, Arete will owe DNR/Tucker or its assigns $750,000 (Seven hundred fifty thousand dollars) payable on the same date one year from the 6 I st day. Any amounts previously paid by Arete to DNR/Tucker for increased prices will reduce the amount due from this paragraph.

RESERVE INCREASES

If Arete increases its proven producing net oil reserves by 20,000 (Twenty thousand) barrels of oil by drilling/recompletion of any DNR/Tucker identified "possible" reserves in Colorado or Kansas as attached, then Arete will owe DNR/Tucker or its assigns an additional $250,000 dollars for every 20,000 (Twenty thousand) barrel increment. This amount to be multiplied by the number of the oil price scenario which is $90.00= 1, $100.00 = 2,
$110.00=3, $125.00=4, and $150.00=5.

If Arete increases its proven producing net natural gas reserves by 150,000 (One hundred fifty thousand) mcf by drilling/recompletion of any DNR/Tucker identified "possible" reserves then Arete will owe DNR/Tucker or its assigns an additional $150,000 dollars for every $150,000 mcf increment. This amount to be multiplied by the number of the natural gas price scenario which is $5.00= !,$6.00 = 2, $7.50=3, $10.00=4, and $12.00=5.

TOTALS

Upon the payment of a total of $5,000,000 (Five million dollars) to DNR/Tucker or its assigns due to Price and/or Reserve Increases as described above within ten (10) years from the date of closing, no more payments to DNR/Tucker are required for price increases or reserve increases from operations in Colorado or Kansas.

Wyoming "Horizontal" plays

Almost all of the Wyoming properties included in this sale have possible large amounts of oil and gas in various "formations" which may be exploited utilizing recompletions and/or horizontal drilling techniques. Therefore DNR/Tucker wish to share in any future drilling/recompletion in formations not currently producing. If any properties will be sold/used for drilling/recompletion in formations not currently producing then purchaser will receive 1.25 times the "Allocated Amount" for any properties sold/used for drilling or recompletion. If purchase price of any "property(ies) exceeds the "l.25 times allocated amount" then DNR/Tucker or its assigns will share any remaining Purchase Price amount 70% (Seventy percent) to DNR/Tucker or its assigns and 30% to Arete
(Example: Allocated Amount of Property = $60,000 and property is sold for $310,000) Arete will receive 1.25 x $60K or $75K, remaining 235K is split 70% to DNR/Tucker and 30% to Arete.

Allocated Amount is defined as that part of the Purchase Price that is shown for each property(ies) on the Exhibit attached to the Purchase and Sale Agreement dated between Arete Industries, Inc. and DNR/Tucker et al.

Any earned or reserved interests such as Overriding Royalty Interests, Royalty Interests, Carried Working Interests, etc. shall be split 50% to DNR/Tucker and 50% Arete.

Any Reserve Increases resulting from Arete drilling and/or recompleting wells will have the same incentives applied as in the Reserve Increases Paragraph for DNR/Tucker properties in Colorado/Kansas.

TOTALS

Upon the payment of a total of $25,000,000 (Twenty-five million dollars) to DNR/Tucker or its assigns due from any source as described above within ten (10) years from the date of closing, no more payments to DNR/Tucker are required from any operations of wells or properties purchased under this agreement.

EXHIBIT II
EXHIBIT C-2 TO THE PURCHASE AND SALE AGREEMENT

EXHIBIT C-2

AGREEMENT REGARDING APPLICATION OF PROCEEDS

THIS AGREEMENT REGARDING APPLICATION OF  PROCEEDS ("Agreement 11) is entered into effective as of April 1, 2011, by and between DNR Oil & Gas, Inc. ("Seller"), Tucker Energy, LLC ("Tucker"), whose collective address is 12741 E. Caley, Unit 142, Englewood, Colorado 80111, and Arête Industries, Inc., 7260 Osceola Street, Westminster, CO 80030, ("Buyer"). Seller, Tucker, and Buyer may be referred to individually as a "Party" or collectively as the "Parties."

RECITALS

A.          Seller owns, and intends to sell, certain oil and gas interests in the lands described in Exhibit A ("Separate Interests").

B.          Buyer desires to obtain, and Seller is willing to grant on the terms set forth herein, the right for Buyer to receive a specified share of proceeds derived from Seller's sale of the Separate Interests.

NOW, THEREFORE,  in consideration of the mutual covenants and promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

AGREEMENT

1.          Assignment  of  Right  to  Receive  Proceeds  From  Sale.  Subject to  Buyer's satisfaction of Buyer's obligations under this Agreement and that certain Amended and Restated Purchase and Sale Agreement dated effective April 1, 2011 executed  contemporaneously herewith ("PSA"), Seller grants, conveys, and assigns to Buyer the right to receive payment of the following share of the proceeds arising from the sale by Seller of ail, or any part, of the Separate Interests:

Buyer shall receive proceeds equal to 125% of the value allocated ta the Separate Interests in Exhibit B ta the PSA. Any remaining proceeds derived from the sale by Seller of the Separate Interests shall be distributed in the following ratio:

Seller 70%

Buyer 30%

Buyer's share of the proceeds arising from the sale by Seller of all, or any part, of the Separate Interests, calculated by using the formula set forth above, is hereinafter referred to as "Buyer Proceeds." In addition to the Buyer Proceeds from any sale of the Separate Interests by Seller, any earned or reserved interests such as overriding royalty interests, royalty interests, carried working interests, etc. created by the sale of the Separate Interests shall be split 50% to Seller and 50% to Buyer.

2.          No Other Rights Granted or Assigned.   Buyer acknowledges and agrees that Buyer has no present interest in the Separate Interests other than the right to have the Buyer Proceeds and credited to Buyer on the terms set forth herein upon any sale of the Separate Interests by Seller. Buyer has no right to participate in the sale of the Separate Interests in any manner, nor any right to review, approve, or disapprove the terms of any such sale, which terms must be acceptable to Seller in Seller's sole discretion.  Buyer acknowledges and agrees that Buyer is not a third party beneficiary with regard to the Separate Interests in any manner other than Buyer's right to receive the Buyer Proceeds on the terms set forth herein, and that Buyer's right to receive the Buyer Proceeds is contingent, as a condition precedent, upon Buyer's execution of, and Buyer's continuing performance of Buyer's obligations under the PSA. In the event that the PSA is terminated for any reason other than uncured breach of the PSA by Seller or Tucker, ail rights of Buyer of any kind with respect to the Separate Interests, including but not limited to any right of Buyer  in or to the Buyer Proceeds, shall automatically terminate and Buyer shall be deemed to have forfeited, as liquidated damages to Seller and Tucker, any and ail payments made to Seller and Tucker under the PSA and/or this Agreement. The Parties agree that the damages to Seller and Tucker resulting from termination of the PSA are difficult to measure and the Parties agree that the amount of the liquidated damages provided herein bears a reasonable relationship to and is a reasonable estimation of such damages.

3.          Payment Upon Sale.  Subject to Buyer remaining in good standing under the PSA, upon the sale of all or any part of the Separate Interests by Seller, Seller shall remit the Buyer Proceeds to Buyer in the following manner:

a.	Seller shall apply all Buyer Proceeds to any amounts, whether principal or interest, then outstanding from Buyer to Seller and/or Tucker under the terms of the PSA. It is the intention of the Parties that the Buyer Proceeds be applied to ail outstanding amounts from Buyer under the PSA, whether or not those amounts are immediately due and payable under the terms of the PSA.

b.	If the Buyer · Proceeds exceed the full amount of principal and interest outstanding under the terms of the PSA, Seller shall apply the Buyer Proceeds to satisfy all outstanding amounts under the PSA in full and promptly remit any excess amounts to Buyer in immediately verifiable funds.

c.	If Buyer has paid in full ail of Buyer's obligations under the PSA, including interest, Seller shall remit the Buyer Proceeds directly to Buyer in immediately verifiable funds.

4.          Payment Upon Partial Sale. Upon any partial sale of the Separate Interests, Seller shall determine the amount of Buyer Proceeds by applying the formula in Section 1 of this Agreement to the amount of Separate Interests sold, and shall promptly deliver the amount of those Buyer Proceeds in accordance with Section 3 of this Agreement.

5.          Satisfaction in Full.  Buyer acknowledges and agrees that, upon satisfaction by Seller of the requirements  of sections 3 or 4 with regard to all sales by Seller of the Separate Interests, the obligations of Seller and Tucker to Buyer with regard to the Separate Interests shall be fully discharged and Buyer shall have no further claim of any kind in or to the Separate Interests, whether contractual, equitable, or otherwise.

6.          Taxes. Buyer agrees that it shall be solely responsible for any tax liability resulting from the Buyer Proceeds remitted to Buyer hereunder and will not look to Seller or Tucker for payment of any portion of any tax liability payable as a result of this Agreement.

7.          Authority. The Parties, respectively, represent and warrant that (i) they have the sole right and exclusive authority to execute this Agreement with regard to the matters addressed herein; (ii) they have the full and present authority to execute this Agreement without the need for any further resolutions or approvals; and (iii) they have not sold, assigned, transferred, conveyed or otherwise disposed of any rights or Separate Interests referred to herein.

8.          Entire Agreement. This Agreement contains the entire agreement between the Parties with regard to the matters set forth herein, and supersedes any and all prior understandings related thereto, whether verbal or written.

9.          Assistance of Counsel. In entering into this Agreement, each Party represents that it has relied upon the legal advice of the attorneys of its own choice and that the terms of this Agreement have been completely read and explained to it by its attorneys and that these terms are fully understood and voluntarily accepted by it.

10.          Governing  Law and Attorney  Fees.   This Agreement shall be construed  and interpreted in accordance with the laws of the State of Colorado. In the event of a dispute arising under this Agreement, the prevailing party in any judicial action shall be entitled to recover costs and reasonable attorney fees.

11.          Additional Documents. All Parties agree to cooperate fully and execute any and all supplementary documents and to take all additional actions which may be necessary or appropriate to give full force and effect to the basic terms and intent of this Agreement.

12.          Enforceability. If, after the date hereof, any provision of this Agreement is held to be illegal, invalid or unenforceable under the present or future laws effective during the term of this Agreement, such provision shall be fully severable. In lieu thereof, there shall be added a provision as similar in terms to such  illegal, invalid or unenforceable provision as may be possible and legal, valid and enforceable.

13. Modification.  This Agreement shall not be modified or amended except by an instrument in writing signed by ail Parties.

14. Effective Time. This Agreement shall become effective immediately following execution by al! Parties.

15. Counterparts. This Agreement may be executed in several counterparts, each of which shall  be deemed an original and  all of which taken together shall constitute a single instrument. Electronically transmitted signatures, whether by facsimile or otherwise, shall be treated by the Parties as originals.

DNR OIL & GAS, INC.

By:  /s/ Charles B. Davis
Name: Charles B. Davis
Title:  President

TUCKER ENERGY, LLC

By: /s/ R. Lee Tucker
Name:  R. Lee Tucker
Title:  Limited Partner

ARÊTE INDUSTRIES, INC.

By:  /s/ Donald Prosser
Name:  Donald Prosser
Title: Chief Executive Officer

EXHIBIT III
PROMISSORY NOTE DATED JANUARY 1, 2014

UNSECURED PRQMTSSORY NOTE

$792,151	Westminster, Colorado
January 1 , 2014

For value received, the undersigned, Arete Industries, lnc. ("Debtor"), of 7260 Osceola Street, Westminster, CO 80030, hereby promise. lo pay to the order DNR Oil & Gas, Inc. (DNR), 12741 East Caley, Suite 142, Centennial, Colorado 801 J 1 on or before the 1 st day of January 2019 ("Maturity Date"), the principal sum of Seven Hundred Two Thousand One Hundred Fifty One ($792,151) Dollars, with interest accrued as follows: For the years 2014 and 2015 a rate of 2.5%, 2016 a rate of 4%, 2017 a rate of 6%, and 2018 a rate of 8%.

Principal and Interest: This Promissory Note ("Note") shall be paid as follows: l payment of principal and interest in 2016 or $250,000, 1 payment of principal and interest in 2017 of $250,000, 1 payment of principal and interest in 2018 of $250,000, and the balance of principal and interest due on January 1 , 2019.

Payments of both principal and interest are to be made in lawful money of the United States of America in immediately available funds.

Prepayment: Debtor shall have the privilege of prepaying without penalty al! or any part of this Note, al any time, that includes the full interest payment.

Default and Acceleration: Upon the occurrence of a Default a defined in the Security Agreement, at the option of the Holder hereof, (i) the entire outstanding principal balance and all accrued but unpaid interest shall become immediately  due and payable upon written notice to Borrower, (ii) the Holder may fully enforce its rights in the Collateral, if given, to secure the payment of this Note, and (iii) the Holder may pursue all other rights and remedies available under this Note, any instrument securing payment of this Note, or by law.

Default Rate of Interest: Upon the occurrence of a Default, Borrower promises to pay interest on the outstanding principal balance of this Note at a simple rate of interest equal to eighteen percent (18%) per annum, ("Default Rate").

Early Discharge: Upon full payment of the outstanding principal balance and ail accrued bul unpaid interest, this Note shall be fully discharged. cancelled and surrendered to Borrower.

Remedies Cumulative: The rights or remedies of the Holder as provided in this Note and any instrument securing payment of this Note shall be cumulative and concurrent and may be pursued at the sole discretion of the Holder singly, successively, or together against Borrower. The failure to exercise any such right or remedy shall in no event be construed as a waiver or release of such rights or remed1es or the right to exercise them at any later time.

Forbearance: Any forbearance of the Holder in exercising any right or remedy hereunder or under the Security Agreement, or otherwise afforded by applicable law, shall not be a waiver of or preclude the exercise of any right or remedy. The acceptance by the Holder of payment of any sum payable hereunder after the due date of such payment shall not be a waiver of the Holder's right to require prompt payment when due of all other sums payable hereunder.

Application of Payment : All payments made on this Note shall be applied first to payment of accrued but unpaid interest and the remainder of all such payments shall be applied to the reduction of the outstanding principal balance on this Note.

Usury: In the event the interest provisions hereof, any exactions provided for herein or in the Security Agreement or my other instrument securing this Note, shall result, in an effective rate of interest which, exceeds the limit of the usury or any other applicable law, all  sums in excess of those lawfully collectible as interest for the period in question shall, without further agreement or notice between or by any party hereto, be applied upon the outstanding principal balance of this Note immediately upon receipt of such moneys by the Holder and any such amount in excess of such outstanding principal balance shall he immediately returned to Borrower.

Jurisdiction: This Note is to be governed according to the laws of the State of Colorado, without giving effect to conflict of law principles.

Binding Effect: This Note shall be binding upon Borrower, and it successors and assigns and shall inure to the benefic of the Holder and its successors and assigns.

Notice: All notices required or permitted in connection with this Note shall be given at the place and in the manner provided in the Security Agreement for the giving of notices.

Attorneys' Fees: Borrower further promises to pay all reasonable attorneys fees incurred by the Holder in connection with any Default hereunder and in any proceeding brought to enforce any of the provisions of this Note.

IN WITTNESS WHEREOF, Borrower has duly executed this Promissory Note effective as of the day and year first above written.

BORROWER: ARETE INDUSTRIES, INC. By: /s/ Nicholas Scheidt Name: Nicholas Scheidt Title: CEO